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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

TeleSpectrum Government Services, Inc., a Delaware corporation
TeleSpectrum Worldwide (Canada) Inc., a Canadian corporation
TLSP Investments, Inc., a Delaware corporation
TLSP Trademarks, Inc., a Delaware corporation
CRW Financial, Inc., a Delaware corporation